Exhibit 99.(a)(1)(A)

OFFER TO PURCHASE FOR CASH

by Sunstone Hotel Investors, Inc.

of

Up to 6,200,000 Shares of its Common Stock

At a Per Share Purchase Price Not Less Than $18.65 nor Greater Than $21.15

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 27, 2008, UNLESS THE OFFER IS EXTENDED.

Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”, “we” or “us”), hereby offers to purchase up to 6,200,000 shares of its common stock, par value $0.01 per share (“Common Stock”), at a per share price of not less than $18.65 nor greater than $21.15, net to the seller in cash, less any applicable withholding taxes and without interest. The offer is subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the “Offer”. We will select the lowest price per share (the “Purchase Price”) that will enable us to purchase 6,200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. All shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether a stockholder has validly tendered shares at a lower price.

The Offer also constitutes an offer to purchase the Company’s Series C Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred”), pursuant to the terms of the purchase agreement relating to such Series C Preferred. The Series C Preferred is held by one stockholder and is currently convertible at the rate of one share of Common Stock for each share of Series C Preferred. Any shares of Series C Preferred purchased in the Offer will be purchased based on the shares of Common Stock underlying such Series C Preferred at the same Purchase Price per share as paid for any other Common Stock purchased in the Offer. Unless the context requires otherwise, all references in this Offer to Purchase to “shares” refer to shares of Common Stock and, with respect to the Series C Preferred, shall include the shares of Common Stock underlying such Series C Preferred.

Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, even if a stockholder validly tenders shares at or below the Purchase Price, all of the shares tendered may not be purchased if more than the number of shares we seek are validly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 6,200,000 shares pursuant to the Offer.

The Offer is not conditioned upon the receipt of financing or a minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7, “Conditions of the Offer”.

The shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “SHO”. On May 30, 2008, the last full trading day before we commenced the Offer, the closing price of the Common Stock on the NYSE was $19.25 per share. You should obtain current market quotations for the Common Stock before deciding whether to participate in the Offer. The Series C Preferred is not listed on any securities exchange.

Questions and requests for assistance should be directed to D.F. King & Co., Inc., the Information Agent for the Offer, or to J.P. Morgan Securities Inc., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.

Offer to Purchase dated June 2, 2008.

IMPORTANT

Our Board of Directors (our “Board”) has approved the Offer. However, none of we or our Board or the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer, and consult with your banker, broker or other financial advisor.

Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

•

if your shares are registered in the name of a bank, broker, dealer, trust company or other nominee, contact the nominee and have the nominee tender your shares for you at the incremental price that you determine in the specified range;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), at one of its addresses shown on the Letter of Transmittal; or

•

if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3, “Procedures for Tendering Shares”, of this Offer to Purchase.

If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3, “Procedures for Tendering Shares”.

If you wish to maximize the chance that your shares will be purchased, you should indicate that you are tendering your shares at the Purchase Price determined pursuant to the Offer. You should understand, however, that for purposes of calculating the Purchase Price, shares tendered in this manner will be deemed tendered at the low end of the range. As a result, this election may lower the Purchase Price for all shares purchased in the Offer and could result in your shares being purchased at the minimum per share price of $18.65. The lower end of the price range for the Offer is below the closing market price for the shares on May 30, 2008, the last full trading day prior to the commencement of the Offer, when the closing market price on the NYSE was $19.25.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase, the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or the related Letter of Transmittal. If anyone makes any recommendation or representation, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares of Sunstone Hotel Investors, Inc.?

The Company is offering to purchase the shares.

How many shares will the Company purchase?

The Company is offering to purchase up to 6,200,000 shares, representing approximately 11% of the total shares outstanding on the date of this Offer to Purchase (or approximately 10% when considered together with the shares issuable upon conversion of the Series C Preferred).

Subject to the terms and conditions of the Offer, we will purchase 6,200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. If more than 6,200,000 shares are tendered, all shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for “odd lots” (lots held by stockholders of fewer than 100 shares who tender all of their shares), which will be purchased on a priority basis, and conditional tenders whose condition was not met, which will not be purchased. We also expressly reserve the right to purchase additional shares constituting up to 2% of the outstanding shares of Common Stock without further notice and without extension of the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots” and Section 7, “Conditions of the Offer”.

What will be the price for the shares and what will be the form of payment?

We are conducting the Offer for the shares through a procedure commonly called a modified “Dutch auction”. This procedure enables you to select the price (in multiples of $0.25), within a price range specified by us, at which you are willing to sell your shares. The price range for the Offer is $18.65 to $21.15 per share. Upon the terms and subject to the conditions of the Offer, we will select the lowest Purchase Price that will enable us to purchase 6,200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. No shares tendered at a price above the Purchase Price will be purchased in the Offer. All shares we purchase will be purchased at the same Purchase Price, even if you have tendered at a lower price. If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you are tendering your shares at the Purchase Price determined pursuant to the Offer. You should understand, however, that for purposes of calculating the Purchase Price, shares tendered in this manner will be deemed tendered at the low end of the range. As a result, this election may lower the Purchase Price for all shares purchased in the Offer and could result in your shares being purchased at the minimum Purchase Price of $18.65 per share. The lower end of the price range for the Offer is below the closing market price for the shares on May 30, 2008, the last full trading day prior to the commencement of the Offer, when the closing market price on the NYSE was $19.25.

If your shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Section 1, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots” and Section 5, “Purchase of Shares and Payment of Purchase Price”.

If I tender my shares, will I still receive the dividends payable on July 15, 2008?

On May 8, 2008, the Company declared a dividend of $0.35 per share of Common Stock and a dividend of $0.404 per share of the Series C Preferred, in each case payable on July 15, 2008, to its holders of Common Stock of record on June 30, 2008 and the holder of Series C Preferred of record on June 30, 2008, respectively. If you are a holder of the Company’s Common Stock or the Series C Preferred on June 30, 2008, even if you have tendered any or all of your shares in the Offer, you will receive the dividend with respect to your tendered shares on the designated payment date by the Company. While the Offer is scheduled to expire on June 27, 2008, holders of shares purchased in the Offer will not cease to be record holders of such shares until payment for the purchased shares which will not occur until after June 30, 2008. You should note, however, that the amounts of the dividends were taken into consideration when the Company determined the maximum and minimum purchase prices in the Offer. See Section 8, “Price Range of Shares; Dividends”.

How will the Company pay for the shares?

Assuming that 6,200,000 shares are tendered in the Offer and the Purchase Price is an amount between $18.65 and $21.15 per share, the aggregate purchase price for the shares will be between $115.6 million and $131.1 million. We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses from available cash. On May 30, 2008, we sold the Hyatt Regency Century Plaza for gross proceeds of approximately $366.5 million in cash and intend to use a portion of those proceeds to fund the Purchase Price. In the event those proceeds are not immediately available to us for any reason, we intend to pay for the Purchase Price with proceeds from borrowings under our existing credit facility, which borrowings we would expect to repay when the proceeds from the sale of the Hyatt Regency Century Plaza or other transactions become available. See Section 7, “Conditions of the Offer”.

When does the Offer expire? Can the Offer be extended?

You may tender your shares until the Offer expires. The Offer will expire on Friday, June 27, 2008, at 12:00 midnight, New York City time, unless we extend it (such date and time, as the same may be extended, the “Expiration Time”). See Section 1, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots”. If a bank, broker, dealer, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your bank, broker, dealer, trust company or other nominee promptly to find out their deadline.

We may choose to extend the Offer for any reason, subject to applicable laws. See Section 15, “Extension of the Offer; Termination; Amendment”. We cannot assure you that we will extend the Offer or how long any extension may last. If we extend the Offer, we will delay the acceptance of any shares that have been validly tendered and not validly withdrawn. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances, in each case, subject to applicable laws. See Section 7, “Conditions of the Offer” and Section 15, “Extension of the Offer; Termination; Amendment”.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the Offer if we decide to extend the Offer. If we decide to amend the Offer, we may do so at any time and from time to time by making a public announcement of the amendment. See Section 15, “Extension of the Offer; Termination; Amendment”.

What is the purpose of the Offer?

We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value. We feel that we have enhanced our balance sheet and improved our liquidity position through the sale of the Hyatt Regency Century Plaza, and through this Offer, we intend to use a portion of the sale proceeds to repurchase shares at what we believe to be a meaningful discount to warranted value. Our management and

Board have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our Common Stock. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Other Plans”.

What are the significant conditions of the Offer?

Our obligation to accept and pay for tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration of the Offer, including:

•

there shall not have been a decrease or increase in excess of 10% in the market price for shares of our Common Stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index since May 30, 2008;

•

our determination that there will not be a reasonable likelihood that the consummation of the Offer and the purchase of shares thereunder will cause our Common Stock to be delisted from the NYSE or for us to no longer be subject to the periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	no legal action shall have been threatened, pending or taken, that could reasonably be expected to adversely affect the Offer;

•	no one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us; and

•

no change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates that, in our reasonable judgment, does or could reasonably be expected to have a materially adverse effect on us or any of our subsidiaries or affiliates, and we have not become aware of any fact that, in our reasonable judgment, does or could reasonably be expected to have a material effect on the value of our shares.

The Offer is subject to a number of other conditions described in greater detail in Section 7, “Conditions of the Offer”.

Following the Offer, will the Company continue as a public company?

We expect that the completion of the Offer in accordance with its terms and conditions will not cause our Common Stock to be delisted from the NYSE or to no longer be subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the Common Stock to be delisted from the NYSE or to no longer be subject to the periodic reporting requirements under the Exchange Act. See Section 7, “Conditions of the Offer”.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York City time, on Friday, June 27, 2008, or any later time and date to which the Offer may be extended, or any other time and date as your broker or other nominee may require:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

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•

if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3, “Procedures for Tendering Shares” of this Offer to Purchase.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3, “Procedures for Tendering Shares”.

You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover page of this Offer to Purchase. See Section 3, “Procedures for Tendering Shares” and the Instructions to the Letter of Transmittal.

In what order will the Company purchase the tendered shares?

If any of the conditions described in Section 7, “Conditions of the Offer” are not satisfied or waived prior to the Expiration Time, we will not complete the Offer and we will promptly return all tendered shares. If all conditions described in Section 7 have been satisfied or waived and if 6,200,000 shares or fewer have been validly tendered and not validly withdrawn at or prior to the Expiration Time, we will purchase all such shares. If all conditions described in Section 7 have been satisfied or waived and more than 6,200,000 shares have been validly tendered and not validly withdrawn on or prior to the expiration of the Offer, we will purchase shares in the following order of priority:

•

first, all such shares owned beneficially or of record by a stockholder of “odd lots” of fewer than 100 shares who validly tenders all of such shares (partial tenders will not qualify for this preference) at or below the Purchase Price and completes, or whose broker, bank, or other nominee completes, the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

second, if necessary to permit us to purchase 6,200,000 shares (or such greater number of shares as we may elect to purchase in accordance with the terms of the Offer, as the same may be amended), after purchase of all of the foregoing shares, all other tendered shares (including shares of Series C Preferred which shall be included in the proration calculation based on the number of shares of Common Stock into which such tendered shares of Series C Preferred are then convertible) tendered at or below the Purchase Price on a pro rata basis (except for shares tendered conditionally and for which the condition was not satisfied) (with appropriate rounding adjustments to avoid purchases of fractional shares); and

•

third, if necessary to permit us to purchase 6,200,000 shares (or such greater number of shares as we may elect to purchase in accordance with the terms of the Offer, as the same may be amended), such shares conditionally tendered at or below the Purchase Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

See Section 1, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots”.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you validly tender, and do not validly withdraw, all of your shares according to the procedures specified for holders of “odd lots” at or below the Purchase Price, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots”.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

Once I have tendered shares in the Offer, can I withdraw my tender?

You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on the date the Offer expires. The Offer will expire on Friday, June 27, 2008, unless we extend it. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on Monday, July 28, 2008. See Section 4, “Withdrawal Rights”.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3, “Procedures for Tendering Shares”. See Section 4, “Withdrawal Rights”.

Has the Company or its Board adopted a position on the Offer?

Our Board has approved the Offer. However, none of we or our Board or the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should carefully read all of the information in this Offer to Purchase, including our reasons for making the Offer. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Other Plans”.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

In February 2008, our Board authorized the repurchase of up to $150 million of our Common Stock on or prior to December 31, 2008. As of May 30, 2008, we had repurchased 734,307 shares of our Common Stock at an aggregate cost of $11.8 million pursuant to this authorization. As of the same date, we had remaining authorization to repurchase up to $138.2 million of our Common Stock. The Offer is a part of that share repurchase plan.

Assuming the Offer is fully subscribed and consummated, we currently expect to have completed a substantial majority of the 2008 share repurchase plan by the end of 2008. Whether or to what extent we make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us, and there is no assurance that we will conclude such purchases for all of the authorized amount. No such additional purchases will be made by us pursuant the share repurchase program or otherwise during the pendency of the Offer or for at least ten business days following the expiration or termination of the Offer.

What is the accounting treatment of the Offer?

The accounting for our purchase of shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and cash equivalents or increase in our liabilities reflecting the borrowings to finance the Offer, depending on whether we fund the purchase of shares in the Offer from available cash or bank borrowing.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

When and how will the Company pay for the shares I tender?

We will pay the Purchase Price, net in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. If we are required to prorate shares purchased in the Offer, however, we do not expect that we will be able to announce the results of that proration and begin paying for tendered shares until approximately seven business days after the expiration of the Offer. See Section 5, “Purchase of Shares and Payment of Purchase Price”. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5, “Purchase of Shares and Payment of Purchase Price”.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3, “Procedures for Tendering Shares”.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation and applicable withholding when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. We recommend that you consult with your tax advisor with respect to your particular situation. See Section 14, “U.S. Federal Income Tax Consequences”.

Will I have to pay stock transfer tax if I tender my shares?

Generally, we will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5, “Purchase of Shares and Payment of Purchase Price”.

If I decide not to tender, how will the Offer affect my shares?

If you choose not to tender your shares in the Offer, you will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offer. The completion of the Offer may require anti-dilution adjustments pursuant to the terms of the Series C Preferred that are not accepted for payment in the Offer and the terms of the 4.60% Exchangeable Senior Notes due 2027 issued by Sunstone Hotel Partnership, LLC and guaranteed by us and certain of our subsidiaries, as result of which such securities will become convertible or exchangeable, as the case may be, into a larger number of shares than was the case prior to the completion of the Offer.

What is the recent market price of my shares?

On May 30, 2008, the last full trading day before we commenced the Offer, the closing price of the shares on the NYSE was $19.25 per share. You are urged to obtain current market quotations for the Common Stock before deciding whether and, if so, at what price or prices, to tender your shares. See Section 8, “Price Range of the Shares; Dividends”.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact the Information Agent for the Offer, D.F. King & Co., Inc., by calling (212) 269-5550 (banks & brokers) or (800) 735-3107 (all others), or the Dealer Manager for the Offer, J.P. Morgan Securities Inc. by calling (877) 371-5947. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase (and documents incorporated by reference into this Offer to Purchase, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended (our “Form 10-K”) and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008 (our “Q1 2008 Form 10-Q”)) contains certain forward-looking information relating to Sunstone Hotel Investors, Inc. that is based on the beliefs of, and assumptions made by, our management as well as information currently available to management. When used in this Offer to Purchase (and documents incorporated by reference into this Offer to Purchase, including our Form 10-K and our Q1 2008 Form 10-Q), the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions are intended to identify forward-looking information. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk factors listed in our Form 10-K. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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To the Holders of the Common Stock

of Sunstone Hotel Investors, Inc.:

INTRODUCTION

Sunstone Hotel Investors, Inc. (the “Company”, “we” or “us”) hereby offers to purchase 6,200,000 shares of our common stock, par value $0.01 per share (the “Common Stock”), at a per share purchase price not less than $18.65 nor greater than $21.15, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements to either, collectively constitute the “Offer”). The Offer is also being made in respect of the Series C Preferred. Any shares of Series C Preferred purchased in the Offer will be purchased based on the underlying shares of Common Stock at the same Purchase Price for such shares as paid for any other Common Stock purchased in the Offer.

The Offer will expire at 12:00 midnight, New York City time, on Friday, June 27, 2008, unless extended (such date and time, as the same may be extended, the “Expiration Time”).

We will select the lowest price per share (the “Purchase Price”) that will enable us to purchase 6,200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn, subject to the terms and conditions of the Offer. All shares acquired in the Offer will be acquired at the Purchase Price regardless of whether a stockholder tendered any shares at a lower price. No shares tendered at a price greater than the Purchase Price will be purchased in the Offer. Unless the context requires otherwise, all references to “shares” refer to the shares of Common Stock and, with respect to the Series C Preferred, shall include the shares of Common Stock underlying such Series C Preferred.

We will purchase only those shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, even if a stockholder validly tenders shares at or below the Purchase Price, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the Purchase Price and shares we do not purchase because of the “odd lot” priority, proration or conditional tenders promptly following the expiration of the Offer.

We reserve the right to purchase more than 6,200,000 shares pursuant to the Offer, subject to certain legal requirements. See Section 1, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots” and Section 15, “Extension of the Offer; Termination; Amendment”.

Tendering stockholders whose shares are registered in their own names and who validly tender their shares directly to the Depositary for the Offer will not be obligated to pay brokerage fees or commissions or, except as set forth in Section 5, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon receipt of financing or a minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7, “Conditions of the Offer”.

Our Board has approved the Offer. However, none of we or our Board or the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer and consult with your banker, broker or other financial advisor. Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

We will pay the fees of and expenses incurred in connection with the Offer by J.P. Morgan Securities Inc., the Dealer Manager for the Offer, American Stock Transfer & Trust Company, the Depositary for this Offer, and D.F. King & Co., Inc., the Information Agent for the Offer. See Section 16, “Fees and Expenses”.

As of May 30, 2008, there were approximately 58,715,226 shares issued and outstanding and 4,102,564 shares of Series C Preferred outstanding, which shares are currently convertible into an aggregate of 4,102,564 shares of Common Stock. The 6,200,000 shares that we are offering to purchase hereunder represent approximately 11% of the total number of outstanding shares of Common Stock (or approximately 10% when considered together with the shares issuable upon conversion of the Series C Preferred). The Common Stock is listed and traded on the NYSE under the symbol “SHO”. On May 30, 2008, the last full trading day before we commenced the Offer, the closing price of the Common Stock on the NYSE was $19.25 per share. You are urged to obtain current market quotations for the Common Stock before deciding whether and, if so, at what price or prices to tender your shares. See Section 8, “Price Range of the Shares; Dividends”.

This Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1. Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots

General. Subject to the terms and conditions of the Offer, we will purchase 6,200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn, at the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest.

We will purchase all shares validly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may, and we expressly reserve the right to, purchase in the Offer an additional amount of shares not to exceed 2% of the outstanding shares of Common Stock (approximately 1,174,304 shares) without amending or extending the Offer. In addition, we could decide to purchase shares beyond a 2% increase, subject to applicable legal requirements. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Other Plans” and Section 15, “Extension of the Offer; Termination; Amendment”. All tendered shares not purchased will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time (as defined below).

As described in Section 14, “U.S. Federal Income Tax Consequences”, the number of shares that we will purchase from a stockholder in the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares in the Offer.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to banks, brokers, dealers, and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Expiration Time. The term “Expiration Time” means 12:00 midnight, New York City time, on Friday, June 27, 2008, unless and until we, in our reasonable discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15, “Extension of the Offer; Termination; Amendment”, for a description of our right to extend, delay, terminate or amend the Offer.

Subject to applicable SEC regulations, we reserve the right, in our sole discretion, to change the terms of the Offer, including, but not limited to, purchasing more or less than 6,200,000 shares in the Offer. If:

•

we increase the maximum Purchase Price above $21.15 per share or decrease the minimum Purchase Price below $18.65 per share, increase the number of shares being sought in the Offer (and such increase exceeds 2% of the outstanding shares of Common Stock), or decrease the number of shares being sought; and

•	the Expiration Time is less than ten business days from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15,

then the Offer will be extended as necessary so that there are ten business days from the date of such notice until the Expiration Time. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We also expressly reserve the right, in our sole discretion but subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7, “Conditions of the Offer”, shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. See Section 15, “Extension of the Offer; Termination; Amendment”.

Priority of Purchases. If any of the conditions described in Section 7, “Conditions of the Offer” are not satisfied or waived prior to the Expiration Time, we will not complete the Offer and we will promptly return all tendered shares. If all conditions described in Section 7 have been satisfied or waived and, if 6,200,000 shares or fewer have been validly tendered and not validly withdrawn at or prior to the Expiration Time, we will purchase all such shares. If all conditions described in Section 7 have been satisfied or waived and more than 6,200,000 shares have been validly tendered and not validly withdrawn at or prior to the Expiration Time, we will purchase shares in the following order of priority:

•

first, all such shares owned beneficially or of record by an Odd Lot Holder (as defined below) who validly tenders all of such shares (partial tenders will not qualify for this preference) at or below the Purchase Price and completes, or whose broker, bank or other nominee completes, the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

second, if necessary to permit us to purchase 6,200,000 shares (or such greater number of shares as we may elect to purchase in accordance with the terms of the Offer, as the same may be amended), after purchase of all of the foregoing shares, all other tendered shares (including shares of Series C Preferred which shall be included in the proration calculation based on the number of shares of Common Stock into which such tendered shares of Series C Preferred are then convertible) tendered at or below the Purchase Price on a pro rata basis (except for shares tendered conditionally and for which the condition was not satisfied) (with appropriate rounding adjustments to avoid purchases of fractional shares); and

•

third, if necessary to permit us to purchase 6,200,000 shares (or such greater number of shares as we may elect to purchase in accordance with the terms of the Offer, as the same may be amended), shares conditionally tendered at or below the Purchase Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not less than $18.65 nor greater than $21.15 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the Purchase Price determined pursuant to the Offer and paid for shares validly tendered and not validly withdrawn in the Offer, which could result in the tendering stockholder receiving a price per share as low as $18.65. For purposes of calculating the Purchase Price, shares tendered at the Purchase Price determined in the Offer will be deemed tendered at $18.65. As promptly as practicable following the Expiration Time, we will, in our sole discretion, determine the Purchase Price that we will pay for shares validly tendered and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price that will enable us to purchase 6,200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. If you wish to tender shares at more than one price, you must complete separate Letters of Transmittal (or Notices of Guaranteed Delivery) for each price at which shares are being tendered. You cannot tender the same shares (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Once the Purchase Price has been selected, we will promptly disclose it by issuing a press release.

Proration. In the event of an over-subscription by stockholders in the Offer, shares tendered will be subject to proration, except for “Odd Lots” (as defined below). Therefore, all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered unconditionally at prices at or below the Purchase

Price. If a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased, even if they were tendered at prices at or below the Purchase Price.

If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time, subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders. Proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the stockholder to the total number of shares tendered by all stockholders at or below the Purchase Price. Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the Odd Lot preference described below and the conditional tender procedure described in Section 6, we expect that if the Offer is over-subscribed we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately seven business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

If, as a result of the number of shares tendered, the number of shares to be purchased from a stockholder making a conditional tender is reduced below the minimum number specified by that stockholder, that tender will automatically be regarded as withdrawn, except as described in Section 6, and all shares tendered by the stockholder will be returned promptly after the Expiration Time at our expense.

Odd Lots. The term “Odd Lots” means all shares tendered at prices at or below the Purchase Price by a stockholder who owns beneficially or of record a total of fewer than 100 shares (such stockholder, an “Odd Lot Holder”) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the priority preference for Odd Lots, an Odd Lot Holder must tender all shares owned in accordance with the procedures described in Section 3, “Procedures for Tendering Shares”. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By validly tendering shares in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable Odd Lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all shares held pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

2. Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer. We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value. We are making the Offer at this time because we believe that the shares are undervalued in the public market and the recent sale of the Hyatt Regency Century Plaza allows us to build on the value of that transaction by using a portion of the sale proceeds to retire shares at a meaningful discount to what the Company believes would be an appropriate value for the shares. Our management and Board have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our Common Stock.

The Offer represents a mechanism to provide stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not otherwise be able to sell their shares without potential disruption to the market price) with an opportunity to obtain liquidity with respect to all or a portion of their holdings, without potential disruption to the market price and the usual costs associated with open market transactions. As a result, our Board believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. For those stockholders who hold shares after the Offer is completed, the Offer has the potential to increase returns on equity capital by reducing the number of shares outstanding and to improve our over-all weighted cost of capital.

Our Board determined to conduct a modified “Dutch auction” tender offer and delegated authority to our interim Chief Executive Officer or Chief Financial Officer, individually, to authorize a price range of $18.65 to $21.15 for the shares after considering, among other matters, recent stock trading ranges and volumes for our Common Stock, various self tender offers conducted by other companies, liquidity opportunities available to our stockholders, and our results of operations, current financial condition and expected future cash needs.

After the Offer is completed, we believe that our capital structure, including the available balance of our $200.0 million credit facility, and cash flow from operations, will provide us with sufficient liquidity to meet our current operating expenses and other expenses directly associated with our business for the foreseeable future, and in any event for at least the next twelve months. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements”. In considering the Offer, our management and our Board took into account the expected financial impact of the Offer.

Our Board has approved the Offer. However, none of we or our Board or the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should carefully read the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer. See Section 11, “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares”.

Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or a proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, partially offset by any adjustments triggered by the Offer to the exchange rate applicable to our $250 million of 4.60% Exchange Notes due 2027 and the conversion rate for any shares of our Series C Preferred not tendered. Those stockholders will also continue to bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price which may be significantly higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.

Shares we acquire pursuant to the Offer will return to the status of authorized but unissued shares.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). Such reduction in our public float may reduce the volume of trading in our shares and may result in lower stock prices or reduced liquidity in the trading market for our Common Stock following completion of the Offer.

The Offer also provides certain stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd-lot discounts that might be payable on sales of their shares in transactions on the NYSE.

In connection with the consummation of the Offer, we may incur additional debt, as described in Section 9, “Source and Amount of Funds”. At March 31, 2008, on a pro forma basis after giving effect to the Offer and assuming that we borrow the full amount of the consideration to finance the Offer, and assuming the purchase by us of 6,200,000 shares at the Purchase Price of $19.90 per share (the mid-point of the modified Dutch auction range), we would have had approximately $1,843 million of long-term debt outstanding and stockholders’ equity of approximately $935 million. Our substantial indebtedness could have important consequences to our stockholders, such as requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; or placing us at a competitive disadvantage compared to our competitors that have less debt. See Section 10, “Certain Information Concerning the Company”.

The tender offer is consistent with our recent history of repurchasing shares from time to time as a means of increasing stockholder value. In June 2007, our Board authorized the repurchase from time to time prior to December 31, 2007, of up to $100 million of our Common Stock. Through December 31, 2007, we have repurchased 3,129,810 shares, or $86.4 million in aggregate value, of our Common Stock. In February 2008, our Board authorized the repurchase of up to $150 million of our Common Stock on or prior to December 31, 2008. As of May 30, 2008, we had repurchased 734,307 shares of our Common Stock at an aggregate cost of $11.8 million pursuant to such authorization. As of May 30, 2008, we had remaining authorization to repurchase up to $138.2 million of our Common Stock. The Offer is a part of the 2008 share repurchase plan.

Assuming that the Offer is fully subscribed and consummated, we currently expect to have completed a substantial majority of the purchases authorized by the 2008 share repurchase plan by the end of 2008. Whether or to what extent we make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us, and there is no assurance that we will conclude such purchases for all of the authorized amount. No such purchases will be made by us pursuant to the 2008 share repurchase plan or otherwise during the pendency of the Offer or for at least ten business days following the expiration or termination of the Offer.

Other Plans. With the exception of any event or plan disclosed in this Offer to Purchase and as described below, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•	any material change in our present dividend rate or policy or indebtedness or capitalization;

•

any change in our present Board or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on our Board) or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities being delisted from or ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of us.

On May 30, 2008, we sold the Hyatt Regency Century Plaza for gross proceeds of approximately $366.5 million in cash and intend to use a portion of those proceeds to fund the Purchase Price. In the event those proceeds are not immediately available to us for any reason, we intend to pay for the Purchase Price through borrowings under our existing credit facility, which borrowings we would expect to repay when the sale proceeds from the sale of Hyatt Regency Century Plaza or other transactions become available. We continue to analyze alternatives for the reinvestment of net asset sale proceeds remaining following the completion of the Offer, but depending on market conditions we expect reinvestments may include hotel acquisitions, debt repayments, additional share repurchases and/or a special common stockholder dividend. Additionally, consistent with our strategic plan, we are evaluating the potential divestiture of a significant portfolio of non-core hotels. We cannot assure you that we will complete any such sale.

As we have previously announced, our Board is working to fill the role of President and Chief Executive Officer. The Board has appointed Mr. Robert A. Alter, our Executive Chairman of the Board, to serve as our interim Chief Executive Officer, effective March 31, 2008, until a new Chief Executive Officer is appointed by the Board.

3. Procedures for Tendering Shares

Valid Tender. For you to make a valid tender of shares in the Offer, either:

•	the Depositary must receive, at one of the addresses set forth on the back cover page of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal, or a facsimile thereof, validly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (as defined below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation (as defined below) of that delivery; or

•	you must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

If a bank, broker, dealer, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your bank, broker, dealer, trust company or other nominee promptly to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check one of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder”, or (2) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer”. A tender of shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must check the appropriate box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder”. You should be aware that this election could mean that none of your shares will be purchased in the Offer if you check a box other than the box representing the lowest Purchase Price.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer”. You should understand, however, that for purposes of calculating the Purchase Price, shares tendered in this manner will be deemed tendered at the low end of the range. As a result, this election may lower the Purchase Price for all shares purchased in the Offer and could result in your shares being purchased at the minimum per share price of $18.65. The lower end of the price range for the Offer is below the closing market price for the shares on May 30, 2008, the last full trading day prior to the commencement of the Offer, when the closing market price on the NYSE was $19.25.

If you wish to tender shares at more than one price, you must complete separate Letters of Transmittal (or Notices of Guaranteed Delivery) for each price at which shares are being tendered. You cannot tender the same shares (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots”.

We urge stockholders who hold shares through banks, brokers, dealers, trust companies or other nominees to consult with them to determine whether transaction costs are applicable if they tender shares through such banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, validly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of the addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to in this Offer to Purchase as a “book-entry confirmation”. Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder” or holders of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Issuance Instructions” on the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution”.

A “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution”, which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (1) the Securities Transfer Agents Medallion Program; (2) the New York Stock Exchange Medallion Signature Program; or (3) the Stock Exchanges Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instruction 1 of the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 6 of the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your may still validly tender your shares if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a validly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of the addresses set forth on the back cover page of this Offer to Purchase and within the period of three NYSE trading days after the date of execution of that Notice of Guaranteed Delivery, either: (1) the certificates representing the shares being tendered together with (a) a Letter of Transmittal, or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or (2) in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under “— Book-Entry Transfer” within the same three NYSE trading day period: (i) a Letter of Transmittal or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (ii) a book-entry confirmation relating to that transfer, and (iii) all other required documents.

For these purposes, a “NYSE trading day” is any day on which the NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.

Other Requirements. Notwithstanding any other provision hereof, payment for shares accepted for payment in the Offer will in all cases be made only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•

a Letter of Transmittal, or a facsimile thereof, validly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a Letter of Transmittal; and

•	any other documents the Letter of Transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the Depositary.

Under no circumstances will we pay interest on the Purchase Price for the shares we purchase in the Offer, regardless of any extension of or amendment to the Offer or any delay in making that payment.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (1) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares that may be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other shares or stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of we, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 28%, unless a stockholder that holds shares:

•

provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

•	is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the stockholder provides the required information to the Internal Revenue Service (the “IRS”). A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup U.S. federal income tax withholding on cash payable in the Offer, each stockholder should provide the Depositary with his, her or its correct taxpayer identification number and certify that he, she or it is not subject to backup U.S. federal income tax withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. Foreign stockholders should complete and sign the appropriate IRS Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal.

Lost Certificates. If the share certificates that you want to surrender have been lost, destroyed or stolen, you should promptly notify the Depositary at (718) 921-8317 or toll-free at (877) 248-6417 (Monday-Thursday 9:00 a.m. to 5:00 p.m., Friday 9:00 a.m. to 4:00 p.m., New York City time). The Depositary will instruct you as to the steps that must be taken in order to replace the certificates.

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw any shares that you have previously tendered in the Offer according to the procedures we describe below at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on Monday, July 28, 2008 if they have not previously been accepted.

For a withdrawal to be proper, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, you must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other withdrawal. None of we, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Offer for any reason, then, without prejudice to our rights in the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

Under no circumstances will we pay interest on the Purchase Price for shares accepted for purchase in the Offer. If we have not accepted tendered shares for payment as provided in this Offer to purchase by 12:00 midnight, New York City time, on Monday, July 28, 2008, you may withdraw any or all of your tendered shares.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Time, we will (1) determine a single per share Purchase Price we will pay for the shares validly tendered and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay the relevant price for (and thereby purchase) up to 6,200,000 shares (or such greater number of shares as we may purchase pursuant to the Offer, as the same may be amended) validly tendered at prices at or below the Purchase Price and not validly withdrawn.

Subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of, or payment for, shares in anticipation of governmental regulatory approvals. We remain, however, obligated to pay the Purchase Price for the shares accepted for payment promptly after the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price selected by us and not validly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of such shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or of a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility;

•	a validly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time. However, if the Offer is over-subscribed we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until approximately seven business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer without expense to the tendering stockholders.

Under no circumstances, including, but not limited to, by reason of any delay in making payment, will we pay interest on the Purchase Price. In addition, if certain events occur, we may not be obligated to purchase any shares pursuant to the Offer. See Section 7, “Conditions of the Offer”.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal or other applicable form may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3, “Procedures for Tendering Shares”. Also see Section 14 regarding U.S. federal income tax consequences for non-U.S. stockholders.

6. Conditional Tender of Shares

Under certain circumstances and subject to the exceptions set forth in Section 1, we may prorate the number of shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder’s decision whether to tender. Each stockholder is urged to consult with his, her or its own tax advisor with respect to his, her, or its particular situation. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of such holder’s shares of that class tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such shares so tendered are purchased. Any stockholder desiring to make such a conditional tender must so indicate in the box captioned “Conditional Tender” in such Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery, and have tendered all of such stockholder’s shares.

If you wish to make a conditional tender you must calculate and appropriately indicate such minimum number of shares. If the effect of accepting tenders on a pro rata basis as described in Section 1 would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal, Notice of Guaranteed Delivery or agent’s message) below the minimum number so specified, that tender will automatically be regarded as validly withdrawn (except as provided in the next paragraph) and all shares tendered by the stockholder pursuant to the Letter of Transmittal, Notice of Guaranteed Delivery or agent’s message will be returned promptly thereafter at our expense.

After giving effect to these withdrawals, we will accept the remaining shares validly tendered, conditionally or unconditionally, and not validly withdrawn on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 6,200,000 shares (or such greater number of shares as we may elect to purchase) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 6,200,000 shares (or such lesser number of shares as is validly tendered and not validly withdrawn). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of commencement of the Offer and prior to the Expiration Time any of the following events occur or are determined by us to have occurred:

•	there has occurred:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•	a decrease or increase in excess of 10% in the market price for our Common Stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index since May 30, 2008; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates that, in our reasonable judgment, does or could reasonably be expected to have a materially adverse effect on us or any of our subsidiaries or affiliates, or we have become aware of any fact that, in our reasonable judgment, does or could reasonably be expected to have a material effect on the value of our shares;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•

there has been threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, that:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of such shares;

•

seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their shares on all matters validly presented to our stockholders;

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates; or

•	otherwise relates to the Offer or that otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, that, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares in the Offer;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations of us or any of our subsidiaries or affiliates;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of Common Stock, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 30, 2008); or

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 30, 2008 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of the outstanding shares of Common Stock;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities; or

•

we determine that there will be a reasonable likelihood that the consummation of the Offer and the purchase of shares will cause the Common Stock to be delisted from the NYSE or result in it no longer being subject to the periodic reporting obligations under the Exchange Act.

The conditions referred to above are for our sole benefit, may be asserted by us regardless of the circumstances giving rise to any condition and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8. Price Range of the Shares; Dividends

The Common Stock is traded on the NYSE under the symbol “SHO”. The Series C Preferred is not listed on any securities exchange and is currently held by one stockholder. The following table sets forth, for each of the periods indicated, the high and low sales prices per share of Common Stock as reported by the NYSE based on published financial sources as well as the dividends per share of Common Stock for each of the periods indicated. The holder of the Series C Preferred received a dividend of $0.393 per share of the Series C Preferred for each quarter of 2006 and 2007, and a dividend of $0.404 per share of the Series C Preferred per quarter for the first two quarters of 2008.

	High	Low	Dividends
2006
First Quarter	$29.57	$26.71	$0.30
Second Quarter	$31.20	$27.37	$0.30
Third Quarter	$30.50	$27.96	$0.30
Fourth Quarter	$30.64	$26.25	$0.30
2007
First Quarter	$29.78	$26.35	$0.32
Second Quarter	$29.95	$27.33	$0.32
Third Quarter	$29.83	$24.59	$0.32
Fourth Quarter	$28.10	$18.12	$0.32
2008
First Quarter	$18.20	$14.97	$0.35
Second Quarter (through May 30, 2008)	$20.94	$16.96	$0.35

On May 30, 2008, the last full trading day before the commencement of the Offer, the closing price of the Common Stock on the NYSE was $19.25 per share. You should obtain current market quotations for the Common Stock before deciding whether to tender your shares in the Offer.

On May 8, 2008, the Company declared a dividend of $0.35 per share of Common Stock, and a dividend of $0.404 per share of the Series C Preferred, in each case payable on July 15, 2008, to its holders of Common Stock of record on June 30, 2008 and the holder of the Series C Preferred of record on June 30, 2008, respectively. If you are a holder of the Company’s Common Stock or the Series C Preferred on June 30, 2008, even if you have tendered any or all of your shares in the Offer, you will receive the dividend with respect to your tendered shares on the designated payment date by the Company. While the Offer is scheduled to expire on June 27, 2008, holders of shares purchased in the Offer will not cease to be record holders of such shares until payment for the purchased shares which will not occur until after June 30, 2008. You should note, however, that the amounts of the dividends were taken into consideration when the Company determined the maximum and minimum purchase prices in the Offer.

9. Source and Amount of Funds

Assuming that 6,200,000 shares are validly tendered and purchased in the Offer and the Purchase Price is an amount between $18.65 and $21.15 per share, the aggregate purchase price for the shares will be between $115.6 million and $131.1 million.

We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses from available cash. On May 30, 2008, we sold the Hyatt Regency Century Plaza for gross proceeds of approximately $366.5 million in cash and intend to use a portion of those proceeds to fund the Purchase Price. In the event those proceeds are not immediately available to us for any reason, we intend to pay for the Purchase Price with proceeds from borrowings under our existing credit facility, which borrowings we would expect to repay when the proceeds from the sale of the Hyatt Regency Century Plaza or other transactions become available.

The credit facility that we may use to fund the Purchase Price is a $200.0 million unsecured revolving credit facility (the “credit facility”). Amounts outstanding under the credit facility bear interest at LIBOR plus the applicable margin for Eurodollar rate advances or the Citibank, N.A. prime lending rate plus the applicable margin for base rate advances. The applicable margin ranges from 0.9% or 1.5% in the case of Eurodollar rate advances and 0.0% to 0.5% in the case of base rate advances, depending on the Company’s overall leverage ratio. The maturity date of this credit facility is July 2011. As of June 2, 2008, the Company’s revolving credit facility had $3.5 million outstanding in Eurodollar rate advances, and had $5.8 million backing outstanding irrevocable letters of credit, leaving up to $190.7 million available under the credit facility.

10. Certain Information Concerning the Company

General. Sunstone Hotel Investors, Inc. was incorporated in Maryland on June 28, 2004. It is a real estate investment trust, or REIT, under the Code. Its primary business is to acquire, own, asset manage, renovate and sell luxury, upper upscale and upscale full-service hotels in the United States. Its hotels are operated under leading brand names, such as Marriott, Hilton, Hyatt, Fairmont and Starwood. As of May 31, 2008, it owned 44 hotels, comprised of 14,894 rooms, located in 14 states and in Washington, D.C. Its portfolio also includes midscale hotels. In addition, it has a 38% equity interest in a joint venture that owns the 460-room Doubletree Guest Suites Hotel Times Square, located in New York City, New York. The classifications luxury, upper upscale, upscale and midscale are defined by Smith Travel Research, an independent provider of lodging industry statistical data. Smith Travel Research classifies hotel chains into the following segments: luxury; upper upscale; upscale; midscale with food and beverage; midscale without food and beverage; economy; and independent.

Our hotels are operated by third-party managers pursuant to management agreements with the Sunstone Hotel TRS Lessee, Inc. or its subsidiaries. As of May 31, 2008, Sunstone Hotel Properties, Inc., a division of Interstate Hotels & Resorts, Inc., operated 26 of our 44 hotels. Additionally, as of May 31, 2008 subsidiaries of Marriott International, Inc. or Marriott Hotel Services, Inc. operated 13 of our hotels, Hyatt Corporation operated two of our hotels, and Fairmont Hotels & Resorts (U.S.), Hilton Hotels Corporation and Starwood Hotels & Resorts Worldwide, Inc. each operated one of our hotels. We have attempted to align the interests of our operators with our own by structuring our management agreements to allow our operators to earn “incentive” management fees upon the attainment of certain profit thresholds.

On May 30, 2008, we sold the Hyatt Regency Century Plaza for gross proceeds of approximately $366.5 million in cash. We intend to use a portion of those proceeds to fund the Purchase Price. In the event those proceeds are not immediately available to us for any reason, we intend to pay for the Purchase Price with proceeds from borrowings under our existing credit facility, which borrowings we would expect to repay when the sale proceeds from the sale of the Hyatt Regency Century Plaza or other transactions become available. We continue to analyze alternatives for the reinvestment of the remaining net asset sale proceeds, but depending on market conditions we expect reinvestments may include hotel acquisitions, debt repayments, additional share repurchases and/or a special common stockholder dividend. Additionally, consistent with our strategic plan, we are evaluating the potential divestiture of a significant portfolio of non-core hotels. We cannot assure you that we will complete any such sale.

Our headquarters are located at 903 Calle Amanecer, Suite 100, San Clemente, California 92673, and our telephone number is (949) 369-4000.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of material filed with the SEC may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like the Company that file electronically with the SEC.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below (other than information furnished rather than filed) and any additional documents we may file with the SEC between the date of this Offer to Purchase and the Expiration Time (other than information furnished rather than filed). These documents contain important information about us.

SEC Filings	Period
Annual Report on Form 10-K, as amended	Fiscal Year Ended December 31, 2007
Quarterly Report on Form 10-Q	Fiscal Quarter Ended March 31, 2008
Current Reports on Form 8-K	Filed on May 13, April 11, April 3, March 7, February 12 and January 11, 2008

Any statement contained in this Offer to Purchase or in a document incorporated herein by reference shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at the address described above. Documents incorporated by reference, excluding any exhibits to those documents, are available from us without charge. You may request a copy of these documents by writing us at: Investor Relations, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673, or telephoning us at (949) 369-4204. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our web site at www.sunstonehotels.com. Our website and information on our website is not part of this Offer to Purchase.

11. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares

As of May 30, 2008, there were 58,715,226 shares of Common Stock issued and outstanding. Shares of Common Stock are entitled to one vote per share. The 6,200,000 shares we are offering to purchase in the Offer represent approximately 11% of the total number of outstanding shares of Common Stock as of May 30, 2008 (or approximately 10% when considered together with the shares issuable upon conversion of the Series C Preferred).

Beneficial Ownership of Directors and Executive Officers

As of May 30, 2008, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of 679,409 shares of Common Stock, representing approximately 1.16% of the total outstanding Common Stock, and no shares of Series C Preferred Stock. Though they are entitled to participate in the Offer on the same basis as all other stockholders, our directors and executive officers have advised us that they do not intend to tender any shares of Common Stock owned by them in the Offer.

The aggregate number and percentage of shares of Common Stock that were beneficially owned by each of our directors and executive officers, and all of our executive officers and directors as a group, as of May 30, 2008 appears in the table below. Also shown are the percentages of outstanding shares of Common Stock and total voting power of our outstanding Common Stock that will be beneficially owned by each of our directors and executive officers, and all of our executive officers and directors as a group, assuming we purchase 6,200,000 shares in the Offer and that no director or executive officer tenders any shares owned by him in the Offer (as is intended by our directors and executive officers).

Name of Stockholder	Number of Shares of Common Stock	Percentage (Before Offer)(1)	Percentage (After Offer)(2)
Robert A. Alter(3)	498,537	*	*
Kenneth E. Cruse(4)	67,694	*	*
Christopher M. Lal(5)	24,114	*	*
Lewis N. Wolff(6)	59,495	*	*
Z. Jamie Behar(7)	—	*	*
Keith P. Russell(6)	12,785	*	*
Thomas A. Lewis(6)	8,392	*	*
Keith M. Locker(6)	8,392	*	*
All executive officers and directors as a group (8 persons)(3)(4)(5)(6)(7)	679,409	1.16%	1.29%

*	Indicates less than 1%
(1)	Based on total outstanding shares of Common Stock of 58,715,226.
(2)	Based on total outstanding shares of Common Stock of 52,515,226.
(3)	Represents total of (i) 84,210 unvested restricted stock units; (ii) 112,465 shares of unvested restricted stock (including 73,575 shares granted on February 6, 2008 and which vest in three equal annual installments following the grant date); and (iii) 301,862 shares of Common Stock which were acquired either through previous annual vesting or open-market purchases. All of the restricted units and shares in (i) and (ii) above are subject to mandatory share withholding for tax obligations.
(4)	Represents total of (i) 10,707 unvested restricted stock units; (ii) 46,448 shares of unvested restricted stock (including 35,095 shares granted on February 6, 2008 and which vest in three equal annual installments following the grant date); and (iii) 10,539 shares of Common Stock which were acquired through previous annual vesting. All of the restricted units and shares in (i) and (ii) above are subject to mandatory share withholding for tax obligations.
(5)	Represents total of (i) 22,582 shares of unvested restricted stock (including 17,815 shares granted on February 6, 2008 and which vest in three equal annual installments following the grant date) and (ii) 1,532 shares of Common Stock which were acquired through previous annual vesting. All of the restricted shares in (i) above are subject to mandatory share withholding for tax obligations.
(6)	Includes 3,317 shares of restricted stock which will vest on the date of the Company’s 2009 Annual Meeting of Stockholders.
(7)	Pursuant to an arrangement with Ms. Behar’s employer, all director fees are paid in cash to her employer.

None of our executive officers or directors owns any shares of the Series C Preferred.

The address and telephone number of each person listed in the table above is c/o 903 Calle Amanecer, Suite 100, San Clemente, California 92673, telephone: (949) 369-4000.

Transactions and Arrangements Concerning the Shares

Share Repurchase Plans

In February 2008, our Board authorized the repurchase of up to $150 million of our Common Stock on or prior to December 31, 2008. As of May 30, 2008, we had repurchased 734,307 shares of our Common Stock at an aggregate cost of $11.8 million. As of the same date, we had remaining authorization to repurchase up to $138.2 million of our Common Stock. The Offer is a part of the 2008 share repurchase plan.

Assuming that the Offer is fully subscribed and consummated, we currently expect to have completed a substantial majority of the purchases authorized by the 2008 share repurchase plan by the end of 2008. Whether or to what extent we make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us, and there is no assurance that we will conclude such purchases for all of the authorized amount. No such purchases pursuant to the 2008 share repurchase plan or otherwise will be made by us during the pendency of the Offer or for at least ten business days following the expiration or termination of the Offer.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our Common Stock during the 60 days prior to May 30, 2008, except as follows:

•

The following directors and executive officers made the following open-market purchases of shares of our Common Stock on the trade dates and at the average prices per share of Common Stock indicated in the table below.

Name	Date	Shares of Common Stock Bought	Average Price per Share
Robert A. Alter	March 12, 2008	100,000	$16.14
Lewis Wolff*	March 13, 2008	30,470	$16.37

*	By family trust

•

On April 28, 2008, we granted 200,000 non-qualified options to acquire our Common Stock at an exercise price of $17.71 per share to Mr. Robert A. Alter, the interim Chief Executive Officer and Executive Chairman of our Company, pursuant to our 2004 Long-Term Incentive Plan. Such options were awarded to Mr. Alter as compensation for assuming the position of interim Chief Executive Officer during the search for a permanent Chief Executive Officer and will fully vest on April 28, 2009.

•

On May 8, 2008, we made the following grants of restricted shares of our Common Stock to certain of our directors pursuant to our 2004 Long-Term Incentive Plan: Mr. Lewis Wolff (3,317), Mr. Keith P. Russell (3,317), Mr. Thomas A. Lewis (3,317) and Mr. Keith Locker (3,317). Such shares will vest on the date of our 2009 Annual Meeting of Stockholders.

Except (1) as otherwise described herein, (2) for the compensation of our directors described in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2007, (3) for the employment agreements and the incentive compensation arrangements described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, and (4) for the outstanding restricted stock and restricted stock units granted to our directors, executive officers and other employees pursuant to our equity incentive plan, which is described in Note 13 to the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Series C Preferred Purchase Agreement

As described elsewhere in this Offer to Purchase, this Offer also constitutes an offer to purchase the Series C Preferred pursuant to the terms of the purchase agreement relating to such Series C Preferred. The purchase agreement also provides additional rights to the holder of the Series C Preferred, such as information rights, as well as covenants for the benefit of the holder of Series C Preferred, including covenants relating to reporting requirements, maintenance of REIT status, related party transactions and restrictions on investments at any time that dividends on the Series C Preferred are in arrears for any three quarters or a financial ratio violation (as defined in the Series C Preferred Articles Supplementary) exists. In addition, we are entitled to certain rights of first offer in connection with a proposed transfer by the Series C holder of shares of Series C Preferred at a time when the fair market value of our common stock is less than the then-current conversion price of share of Series C Preferred.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to the consummation of the Offer.

Based upon the listing standards of the New York Stock Exchange, we do not expect that our purchase of shares in the Offer will cause the Common Stock to be delisted from the New York Stock Exchange. The Offer is conditioned on, among other things, there not being any reasonable likelihood, in our sole judgment, that the consummation of the Offer and the purchase of shares will cause the Common Stock to be delisted from the New York Stock Exchange. See Section 7, “Conditions of the Offer”.

The Common Stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Offer pursuant to the terms of the Offer will not result in the Common Stock not continuing to be required to be registered under the Exchange Act. The Offer is conditioned on, among other things, there not being any reasonable likelihood, in our sole judgment, that the consummation of the Offer and the purchase of shares will result in the Common Stock not continuing to be required to be registered under the Exchange Act. See Section 7, “Conditions of the Offer”.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The completion of the Offer may require anti-dilution adjustments pursuant to the terms of the Series C Preferred that is not tendered in the Offer and the 4.60% Exchangeable Senior Notes due 2027 issued by Sunstone Hotel Partnership, LLC and guaranteed by us and certain of our subsidiaries, as result of which such securities will become convertible or exchangeable, as the case may be, into a larger number of shares than was the case prior to the completion of the Offer. The size of the adjustment will depend on the number of shares purchased in the Offer, the Purchase Price determined pursuant to the Offer and the fair market value for shares of Common Stock before the Offer, in the case of the Series C Preferred, or the average closing sale prices for shares of Common Stock for ten trading days following the Offer, in the case of the Exchangeable Senior Notes.

13. Regulatory Approvals

We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations in the Offer to accept for payment and pay for shares are subject to conditions. See Section 7, “Conditions of the Offer”.

14. U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences relating to the Offer to stockholders whose shares are validly tendered and accepted for payment pursuant to the Offer. Those stockholders that do not participate in the Offer should not incur any U.S. federal income tax liability as a result of the completion of the Offer. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, certain expatriates, “U.S. holders” (as defined below) whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold shares as a position in a “straddle” or as a part of a “hedging”, “conversion”, “constructive sale” or integrated transaction for U.S. federal income tax purposes or persons that received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders”. This summary also does not address the state, local or foreign tax consequences of participating in the Offer or the treatment of the purchase of the Series C Preferred or the shares of Common Stock underlying such Series C Preferred. For purposes of this discussion, a “U.S. holder” means:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury regulations.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating or not participating in the Offer.

Characterization of the Purchase. The purchase of shares by us in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold the U.S. holder’s shares or as having received a distribution in respect of stock from us.

Under Section 302 of the Code, a U.S. holder whose shares are purchased by us in the Offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the U.S. holder’s equity interest in us;

•	results in a “substantially disproportionate” redemption with respect to the U.S. holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder.

Each of these tests, referred to as the “Section 302 tests”, is explained in more detail below.

If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the U.S. holder’s adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares that were sold exceeds one year as of the date of purchase by us in the Offer. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. holder in the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration in the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder’s shares by us in the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its shares by us in the Offer will be treated as a dividend to the U.S. holder with respect to its shares under Section 301 of the Code, to the extent of our current and accumulated earnings and profits (within the meaning of the Code). Noncorporate U.S. holders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), provided that certain holding period and other requirements are satisfied at both the Company and stockholder level. Noncorporate U.S. holders should consult their own tax advisors to determine the applicable tax rates for dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations. To the extent the amount received by the U.S. holder with respect to the purchase of its shares by us in the Offer exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder’s adjusted tax basis (but not below zero) in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. holder’s shares by us in the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased shares will be added to any shares retained by the U.S. holder. To the extent that the purchase of a U.S. holder’s shares by us in the Offer is treated as a dividend and to the extent that we properly designate all or part of such dividend as a capital gain dividend, such part of the dividend will be taxable to a U.S. holder as gain from the sale of a capital asset held for more than one year, to the extent that it does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held his shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. holder may be eligible for preferential rates of taxation.

Constructive Ownership of Stock and Other Issues. In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether their sale of shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

If a U.S. holder sells shares to persons other than us at or about the time the stockholder also sells shares pursuant to the Offer, and the various sales effected by the U.S. holder are part of an overall plan to reduce or terminate such stockholder’s proportionate interest in us, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the U.S. holder’s exchange of shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the stockholder satisfies any of the Section 302 tests with respect to shares sold to us.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause us to accept fewer shares than are tendered. This in turn may affect the U.S. holder’s U.S. federal income tax consequences. In particular, this could affect the U.S. holder’s ability to satisfy one of the Section 302 tests described below. Accordingly, a tendering U.S. holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. holder to tender shares subject to the condition that a specified minimum number of the U.S. holder’s shares must be purchased by us if any such shares so tendered are purchased. In any event, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of stock from us.

Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by us in the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•

Complete Termination Test. The purchase of a U.S. holder’s shares by us in the Offer will result in a “complete termination” of the U.S. holder’s equity interest in us if all of the shares that are actually owned by the U.S. holder are sold in the Offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold in the Offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares that otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

•

Substantially Disproportionate Test. The purchase of a U.S. holder’s shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased in the Offer) and immediately following the exchange the U.S. holder actually and constructively owns less than 50% of our total voting power.

•

Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s shares by us in the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells shares in the Offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and that exercises no control over corporate affairs should constitute a “meaningful reduction”. U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

Foreign Stockholders. The following general discussion applies to stockholders that are “non-U.S. holders”. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

The U.S. federal income tax treatment of our purchase of shares from a non-U.S. holder pursuant to the Offer will depend on whether such holder is treated, based on the non-U.S. holder’s particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such non-U.S. holder’s shares. The appropriate treatment of our purchase of shares from a non-U.S. holder will be determined in the manner described above. See “—Section 302 Tests”.

We believe that we are and will continue to be a domestically controlled REIT, and, therefore, that taxation under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, generally will not apply to our purchase of shares (if treated as a sale or exchange of such shares), and the rest of this section so assumes. If the purchase of shares by us in the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of shares in the Offer unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•	the non-U.S. holder is an individual that was present in the U.S. for 183 days or more during the taxable year of the disposition and certain other conditions exist.

An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

If a non-U.S. holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. holder with respect to our purchase of shares in the Offer will be treated as a distribution to the non-U.S. holder with respect to the non-U.S. holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of shares will be determined in the manner described above. See “—Characterization of the Purchase”. To the extent that amounts received by a non-U.S. holder with respect to our purchase of shares in the Offer are treated as a dividend, we will be required to withhold U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Notwithstanding the above, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests and that are paid with respect to common stock held by a non-U.S. holder who owns more than 5% of our common stock at any time during the one year period ending on the date of distribution will be subject to U.S. federal income tax withholding at a rate of 35%. Such a non-U.S. holder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer. Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests and that are paid with respect to common stock which is regularly traded on an established securities market located in the U.S. and held by a non-U.S. holder who does not own more than 5% of our common stock at any time during the one year period ending on the date of distribution will be treated as normal dividend distributions as described above, and will not be subject to the special 35% withholding tax rate. We are also required to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. holder, withholding does not apply to the distribution under FIRPTA. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. Special rules apply if a non-U.S. holder’s common shares are used, or held for use, by the non-U.S. holder in the conduct of a U.S. trade or business. Such a non-U.S. holder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

Because the amounts paid in this Offer may be treated, in part, as attributable to gain from sales or exchanges by us of U.S. real property interests, we (and our paying agents) intend to withhold tax at a 35% rate on such part (as determined by us) of the payments to non-U.S. holders and we intend to withhold tax at a 30% rate on the remainder of such payments, or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is able to satisfy one of the Section 302 tests or is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty or otherwise may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Backup Withholding. See Section 3, “Procedures for Tendering Shares”, with respect to the application of backup U.S. federal income tax withholding.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

15. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension by issuing a press release. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for, at which point, we may, subject to applicable law, postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the Offer and, in the case of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16. Fees and Expenses

We have retained J.P. Morgan Securities Inc. to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, J.P. Morgan Securities Inc. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. J.P. Morgan Securities Inc. will receive reasonable and customary compensation for its services. We also have agreed to reimburse J.P. Morgan Securities Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Affiliates of J.P. Morgan Securities Inc. have provided investment banking services to us in the past for which they have received customary compensation. J.P. Morgan Securities Inc. and its affiliates may continue to provide various investment banking services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of their respective business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if stockholders tender shares through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for reasonable and customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominees has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Section 5, “Purchase of Shares and Payment of Purchase Price”.

17. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

You should only rely on the information contained in this document or in other documents to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager or the Information Agent or the Depositary.

SUNSTONE HOTEL INVESTORS, INC.

June 2, 2008

Facsimile copies of the Letter of Transmittal, validly completed and duly executed, will be accepted. The Letter of Transmittal, certificates representing shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance should be directed to the Information Agent or to the Dealer Manager for this Offer at their respective addresses and telephone numbers set forth on this page. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(212) 269-5550 (Banks & Brokers)

(800) 735-3107 (All Others)

The Dealer Manager for the Offer is:

277 Park Avenue, 9th Floor

New York, New York 10172

Call Toll-Free: (877) 371-5947